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                                                                    Exhibit 99.1


PRESS RELEASE

Source:    Frank L. Paden, President & CEO             Mr. C. James Bess
           Farmers National Banc Corp.                 Interim President & CEO
           20 S. Broad St.                             Security Dollar Bank
           Canfield, OH 44406                          One S. Main Street
           330-533-3341                                Niles, OH 44446
           e-mail: fpaden@fnbcanfield.com              330-544-7400

May 30, 2000

For Immediate Release:


               Farmers National Bank and Security Dollar Bank Sign
                         Definitive Agreement to Merge

Frank L. Paden, President of Farmers National Banc Corp., Canfield, OH and Christopher J. Shaker, Chairman of the Board of Security Financial Corp., Niles, OH., jointly announce that they have entered into a definitive agreement to merge the two companies.

Farmers National Banc Corp., the parent company for Farmers National Bank, is an independent locally owned community bank with $437 million in assets at March 31, 2000 and currently has eleven branches located within Mahoning and Columbiana Counties. Security is the parent company of Security Dollar Bank that had $171 million in assets at March 31, 2000 with six offices, all located in Trumbull County.

The transaction will result in Security Dollar Bank merging into Farmers National Bank, creating a financial services company with over $605 million in assets, $480 million in total deposits, $433 million in loans with 17 offices located in the northeastern Ohio counties of Mahoning, Trumbull and Columbiana. Combined employment will be approximately 300 people.

Bank customers will have more locations throughout the tri-county area to do their banking. Since there is no overlap in the market area of the two corporations, no bank branches will be closed as a result of this merger.

The transaction is subject to approval by various regulatory authorities, the Securities and Exchange Commission and the shareholders of both companies. It is expected to close in the fourth quarter of 2000. The agreement provides for a tax-free exchange of Farmers common stock for shares of Security common stock. The merger will be accounted for as a "pooling of interests" with a value of about $32.6 million.


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Farmers' President & CEO Paden commented, "This combination of two successful locally owned community banks provides opportunities to take advantage of each of our many strengths, resulting in new and improved products and services for our customers, greater opportunities for our employees and fits well with our strategic goals of growth and expansion into new markets, as well as adding to enhance our shareholders value."

Security Chairman Christopher J. Shaker noted that the affiliation would expedite enhanced customers offerings such as telephone and Internet On-line banking, which were recently announced by Farmers. He added: "This transaction provides benefits to all of our shareholders, and achieves them much more quickly and efficiently than we could have on our own. The board of Security is pleased that in Farmers, we have a partner who will continue to give our local customers the assurance that decisions about their interests will continue to be made locally."

Both Paden and Shaker emphasized their strong commitment to their communities and customers along with the continuation and improvement of their personal service philosophy.

Farmers and Security are both long-standing members of the Valley's banking community. Farmers National Bank was established in 1887 and Security Dollar Bank was started in 1904.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 that involve risk and uncertainty. Forward-looking statements by the company are based upon the reasonable beliefs, plans, objectives and estimates and intentions of management and are not guaranties of future performance. It should be noted that a variety of factors, including those set forth in the companies' filings with the Securities and Exchange Commission, could cause the company's actual results to differ materially from the expectations expressed in the forward-looking statements.